Exhibit 99.1

Media Release

Aug. 5, 2020

PEABODY REPORTS EARNINGS FOR QUARTER ENDED JUNE 30, 2020

Challenging seaborne market conditions weigh on results; U.S. thermal operations respond well despite reduced scale; Continued secular decline and reduction in long-term natural gas price assumptions contributed to $1.42 billion impairment charge at NARM; Evaluating strategic financing alternatives

ST. LOUIS, Aug. 5 – Peabody (NYSE: BTU) today announced its second quarter 2020 operating results,  including revenues of $626.7 million; loss from continuing operations, net of income taxes of
$1.55 billion; net loss attributable to common stockholders of $1.54 billion; diluted loss per share  from continuing operations of $15.76; and Adjusted EBITDA1 of $23.4 million.

“Over the past quarter, we have remained committed to the health and safety of our employees and communities in which we operate, while also taking further action to improve our cost structure,” said President and Chief Executive Officer Glenn Kellow. “Our U.S. thermal operations have done a tremendous job of adapting to significantly lower demand, while our seaborne operations have remained pressured by the economic impacts of the COVID-19 pandemic. Continued uncertainty in global markets requires us to further improve our operating performance and ensure we have a scalable structure that can respond to market conditions in the months ahead.”

Second Quarter 2020 Results

Second quarter 2020 revenues of $626.7 million reflect the impact of substantially lower shipments and weak pricing. Seaborne revenues declined $257.5 million on 48 percent lower metallurgical volumes and depressed metallurgical and thermal coal prices, largely driven by the ongoing COVID-19 pandemic. U.S. thermal revenues declined $234.4 million due to the closure of Kayenta in the third quarter of 2019 as well as continued weakness in natural gas prices impacting coal demand.

Twenty-eight percent lower volumes, combined with the impacts of the Kayenta Mine closure in late 2019, contributed to a 47 percent decline in depreciation, depletion, and amortization (DD&A) from the prior year to $88.3 million.

Compared to the prior year, selling and administrative (SG&A) expenses improved 35 percent, reflecting prior restructuring efforts, including headcount reductions made earlier this year. Year-to-date SG&A marks the lowest levels reported since 2003.

[1] Adjusted EBITDA is a non-GAAP financial measure. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Peabody impaired the value of its North Antelope Rochelle Mine by $1.42 billion driven by changes in multiple assumptions, including lower long-term natural gas prices, timing of coal plant retirements and continued growth from renewable generation. These factors have contributed to the company projecting that coal’s share of the U.S. generation mix will continue to be lower than prior year levels.

During the quarter, Peabody incurred $16.5 million in restructuring charges associated with headcount reductions and $12.9 million in transaction costs related to the pending PRB/Colorado joint venture. These costs have been excluded from Adjusted EBITDA.

Segment Performance

The seaborne thermal segment exported 2.5 million tons in the second quarter at an average realized price of $49.87 per short ton. The remaining 2.1 million tons were delivered under a long-term domestic supply contract. Year-to-date export thermal sales have totaled 5.1 million short tons.

Seaborne thermal segment costs per ton of $29.19 improved 5 percent compared to the prior year and 9 percent compared to the prior quarter. Second quarter costs reflect planned increases associated with the United/Wambo joint venture transition and a longwall move at Wambo Underground. These increases were offset by lower foreign exchange rates and fuel costs as well as favorable royalties and product mix.

Seaborne metallurgical shipments were significantly impacted by both demand and production constraints. Compared to the prior year, second quarter 2020 shipments of 1.1 million tons declined 48 percent, primarily at Shoal Creek and the Coppabella and Moorvale mines. Significantly lower volumes across the segment, the ongoing main line conveyor system upgrade project at Shoal Creek, pit sequencing at Moorvale, a planned dragline outage at Coppabella and the unfavorable impact of accounting for the lower net realizable value of inventory at some mines contributed to seaborne metallurgical costs rising to $120.72 per ton.

While PRB shipments declined 28 percent compared to the prior year, costs per ton improved 5 percent to $9.26 per ton as the segment continues to respond to weak industry conditions. As expected, costs per ton improved from the first quarter by $1.02 per ton, driven primarily by realizing the benefit of set room regained in the prior quarter, reducing repair and maintenance expense, increasing productivity, and optimizing blending of in-pit inventory. The segment earned 19 percent Adjusted EBITDA margins, or $2.19 per ton, in the quarter.

During the second quarter, the other U.S. thermal segment shipped 3.8 million tons and delivered 22 percent Adjusted EBITDA margins. Compared to the prior year, total segment Adjusted EBITDA declined in part due to Kayenta’s prior year contribution of $35 million.

Balance Sheet and Liquidity

Peabody ended the second quarter with $848.5 million of cash and cash equivalents on hand and $926.1 million of available liquidity. Available liquidity decreased $261.6 million from March 31, 2020 to June 30, 2020 in part due to operational needs as well as increased collateralization of long-term obligations.

The company is undertaking a process to explore and evaluate various strategic financing alternatives. In connection with considering various options to enhance the company’s financial flexibility, Peabody has made changes to its corporate structure and designated certain of its subsidiaries as unrestricted subsidiaries under the senior notes indenture and the credit agreement. The designated subsidiaries consist primarily of the entities through which the company conducts the operations of its Wilpinjong mine. Year-to-date, Wilpinjong generated 74 percent of total seaborne thermal segment Adjusted EBITDA.

Market Update

While the global economy continues to navigate through the ongoing COVID-19 pandemic, the timing, scope and scale of the recovery remains uncertain. Ongoing demand uncertainty driven by idled steel capacity in Europe and the Asia-Pacific, weak overall electricity generation and the implementation of Chinese import restrictions have contributed to low seaborne coal prices.

Year-to-date through June, global steel production declined 6 percent compared to the prior year. Excluding China, global steel production for that same period fell 14 percent. As a result, demand from major metallurgical coal importing countries – excluding China – has been down year-to-date.

While China had strong year-to-date thermal coal imports through June (up 18 million tonnes), recently imposed import restrictions have begun to hamper demand. In addition, economic activity in India remains weak, driving year-to-date June imports down 20 million tonnes compared to the prior year. Other major importing countries also continue to be impacted by slower economic activity. Supply responses began to emerge in the second quarter, with Indonesia thermal coal exports down 17 million tonnes year-to-date through June. While Australian thermal coal exports have remained in line with the prior year, exports from the other major supply regions have all declined year-to-date.

U.S. thermal coal conditions remain especially challenging given weak overall electricity demand, high customer inventory levels and continued low natural gas prices. These factors have accelerated the secular decline already underway in the industry. Total U.S. electricity generation year-to-date through June was down approximately 4 percent, with coal generation falling 31 percent to 17 percent of the generation mix as natural gas and wind took market share, rising to 39 percent and 9 percent, respectively, of the generation mix.

While Peabody’s mine operations were not materially impacted by the COVID-19 pandemic during the quarter, the company has responded to weaker demand by lowering production across its operations to meet demand.

Operational Update

The company is continuing to advance its program to reposition the cost structure of the corporate functions and mines to counter the impacts of reduced demand and low pricing. These initiatives include temporarily idling production at some mines; adjusting shift schedules to match demand; reducing the number of units in operation; offloading take-or-pay commitments; and eliminating additional positions, among other items. Major activities include the following:

•Since April, the company reduced an additional 450 positions, including contractors, across several mines, bringing total reductions across the operations and corporate and support functions to approximately 1,020 positions. Over the past 18 months, Peabody has reduced its workforce by approximately 24 percent.
•At Metropolitan, Peabody reduced approximately 34 percent of its workforce, including contractors, and scaled back production in response to weak seaborne demand.
•The company restructured the Coppabella and Moorvale mines to operate as a single mining complex, which is anticipated to result in increased efficiencies and lower costs. In addition, the mine reduced three excavators/truck and shovel units in response to challenging PCI demand.
•In addition, Peabody furloughed approximately 280 positions, including contractors, at its Wambo Underground Mine beginning in mid-June (at the conclusion of its recent longwall move) for 59 days. The company also furloughed employees during at an extended longwall move at Twentymile and shortened work schedules at several other U.S. thermal coal mines.
•Peabody reduced holding costs at North Goonyella to approximately $5 million per quarter, beginning in the third quarter of 2020.
•While work is still underway, since initiation of the program, 10 out of 17 currently owned and operated mines have demonstrated improvements in cost per ton when comparing second quarter 2020 results to full-year 2019 results, despite significant volume declines.

In addition, the company continues to weigh its strategic development alternatives while the North Goonyella commercial process is advancing. The pending PRB/Colorado joint venture with Arch also continues to progress through the court system, with an expected ruling by the end of the third quarter of 2020.

Outlook

Given continued uncertainties with respect to COVID-19, including the duration, severity, scope, and necessary government actions to limit the spread, Peabody is continuing its suspension of full-year 2020 guidance targets.

Based on current customer nominations, Peabody has the following sales priced for delivery in 2020:
•87 million tons of PRB coal priced at an average price of $11.36 per ton, implying 46 million tons to be delivered in the second half of 2020.
•18 million tons of other U.S. thermal coal priced at an average price of $36 per ton, implying 9 million tons to be delivered in the second half of 2020.
•7.2 million tons of seaborne thermal coal priced at an average price of $58 per short ton, implying 2.1 million of already priced tons to be delivered in the second half of 2020.

Ultimately, deliveries will be dependent on general economic conditions, weather, natural gas prices and other factors. Peabody continues to closely monitor volumes and is aggressively protecting its contractual rights.

The company remains focused on preserving cash and operational liquidity during these challenging times. Full-year SG&A expense is now expected to be approximately $110 million, while 2020 capital expenditures have been reduced to $200 million. The company is maintaining full compliance with all regulatory reclamation requirements, but given operational sequencing is lowering its 2020 ARO cash spend to $50 million. While Peabody now expects lower SG&A, capital and ARO expenditures, further action is required. The company remains committed to repositioning its cost structure in light of reduced demand and lower pricing.

Today’s earnings call is scheduled for 10 a.m. CDT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Julie Gates
314.342.4336

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2020 and 2019

(In Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019

Tons Sold	28.3	39.4	63.9	79.9

Revenues	$626.7	$1,149.0	$1,472.9	$2,399.6
Operating Costs and Expenses (1)	556.3	857.8	1,335.8	1,806.0
Depreciation, Depletion and Amortization	88.3	165.4	194.3	337.9
Asset Retirement Obligation Expenses	14.1	15.3	31.7	29.1
Selling and Administrative Expenses	25.2	38.9	50.1	75.6
Restructuring Charges	16.5	0.4	23.0	0.6
Transaction Costs Related to Joint Ventures	12.9	1.6	17.1	1.6
Other Operating Loss (Income):
Net Loss (Gain) on Disposals	0.2	(0.2)	(7.9)	(1.7)
Asset Impairment	1,418.1	—	1,418.1	—
Provision for North Goonyella Equipment Loss	—	—	—	24.7
North Goonyella Insurance Recovery	—	—	—	(125.0)
Loss (Income) from Equity Affiliates	6.0	(9.7)	15.1	(13.2)
Operating (Loss) Profit	(1,510.9)	79.5	(1,604.4)	264.0
Interest Expense	34.3	36.0	67.4	71.8
Interest Income	(2.4)	(7.2)	(5.5)	(15.5)
Net Periodic Benefit Costs, Excluding Service Cost	2.7	4.8	5.5	9.7
(Loss) Income from Continuing Operations Before Income Taxes	(1,545.5)	45.9	(1,671.8)	198.0
Income Tax (Benefit) Provision	(0.2)	3.0	2.8	21.8
(Loss) Income from Continuing Operations, Net of Income Taxes	(1,545.3)	42.9	(1,674.6)	176.2
Loss from Discontinued Operations, Net of Income Taxes	(2.3)	(3.4)	(4.5)	(6.8)
Net (Loss) Income	(1,547.6)	39.5	(1,679.1)	169.4
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(3.4)	2.4	(5.2)	8.1
Net (Loss) Income Attributable to Common Stockholders	$(1,544.2)	$37.1	$(1,673.9)	$161.3

Adjusted EBITDA (2)	$23.4	$230.0	$60.2	$484.1

Diluted EPS - (Loss) Income from Continuing Operations (3)(4)	$(15.76)	$0.37	$(17.12)	$1.54

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (3)	$(15.78)	$0.34	$(17.16)	$1.48

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
During the quarters ended June 30, 2020 and 2019, weighted average diluted shares outstanding were 97.9 million and 108.1 million, respectively. During the six months ended June 30, 2020 and 2019, weighted average diluted shares outstanding were 97.5 million and 109.3 million, respectively.

(4)	Reflects (loss) income from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2020 and 2019

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.6	4.7	9.2	9.2
Seaborne Metallurgical Mining Operations	1.1	2.1	3.1	4.4
Powder River Basin Mining Operations	17.9	25.0	41.4	50.3
Other U.S. Thermal Mining Operations (1)	3.8	7.2	8.7	15.1
Total U.S. Thermal Mining Operations	21.7	32.2	50.1	65.4
Corporate and Other	0.9	0.4	1.5	0.9
Total	28.3	39.4	63.9	79.9

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$162.0	$220.2	$363.1	$471.2
Seaborne Metallurgical Mining Operations	91.6	290.9	284.8	615.4
Powder River Basin Mining Operations	205.8	282.6	472.4	569.9
Other U.S. Thermal Mining Operations (1)	152.0	309.6	344.3	644.4
Total U.S. Thermal Mining Operations	357.8	592.2	816.7	1,214.3
Corporate and Other	15.3	45.7	8.3	98.7
Total	$626.7	$1,149.0	$1,472.9	$2,399.6

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$134.3	$145.8	$280.3	$302.1
Seaborne Metallurgical Mining Operations	127.7	233.5	353.6	472.2
North Goonyella Equipment & Development Costs (3)	—	28.4	—	31.4
Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	127.7	205.1	353.6	440.8
Powder River Basin Mining Operations	166.5	242.4	407.7	493.3
Other U.S. Thermal Mining Operations (1)	119.1	226.5	272.9	485.4
Total U.S. Thermal Mining Operations	285.6	468.9	680.6	978.7
Corporate and Other	16.9	19.7	35.0	39.9
Total	$564.5	$867.9	$1,349.5	$1,792.9

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$27.7	$74.4	$82.8	$169.1
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(36.1)	57.4	(68.8)	143.2
North Goonyella Equipment & Development Costs (3)	—	28.4	—	31.4
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding North Goonyella Equipment & Development Costs	(36.1)	85.8	(68.8)	174.6
Adjusted EBITDA - Powder River Basin Mining Operations	39.3	40.2	64.7	76.6
Adjusted EBITDA - Other U.S. Thermal Mining Operations (1)	32.9	83.1	71.4	159.0
Adjusted EBITDA - Total U.S. Thermal Mining Operations	72.2	123.3	136.1	235.6
Middlemount (4)	(6.4)	10.0	(16.1)	13.9
Resource Management Results (5)	0.8	1.7	8.8	3.7
Selling and Administrative Expenses	(25.2)	(38.9)	(50.1)	(75.6)
Other Operating Costs, Net (6)	(9.6)	2.1	(32.5)	(5.8)
Adjusted EBITDA (2)	$23.4	$230.0	$60.2	$484.1

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2020 and 2019

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019
Revenues per Ton - Mining Operations (7)
Seaborne Thermal	$35.10	$46.41	$39.58	$51.18
Seaborne Metallurgical	86.80	138.42	92.61	140.45
Powder River Basin	11.45	11.33	11.40	11.34
Other U.S. Thermal (1)	39.81	43.04	39.49	42.60
Total U.S. Thermal	16.42	18.43	16.28	18.57

Costs per Ton - Mining Operations (7)(8)
Seaborne Thermal	$29.19	$30.73	$30.56	$32.82
Seaborne Metallurgical	120.72	111.12	115.00	107.77
North Goonyella Equipment & Development Costs (3)	—	13.51	—	7.17
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	120.72	97.61	115.00	100.60
Powder River Basin	9.26	9.72	9.84	9.82
Other U.S. Thermal (1)	31.22	31.47	31.31	32.08
Total U.S. Thermal	13.11	14.59	13.57	14.97

Adjusted EBITDA Margin per Ton - Mining Operations (7)(8)
Seaborne Thermal	$5.91	$15.68	$9.02	$18.36
Seaborne Metallurgical	(33.92)	27.30	(22.39)	32.68
North Goonyella Equipment & Development Costs (3)	—	13.51	—	7.17
Seaborne Metallurgical, Excluding North Goonyella Equipment & Development Costs	(33.92)	40.81	(22.39)	39.85
Powder River Basin	2.19	1.61	1.56	1.52
Other U.S. Thermal (1)	8.59	11.57	8.18	10.52
Total U.S. Thermal	3.31	3.84	2.71	3.60

(1)	Beginning Q1 2020, we have combined the Midwestern U.S. Mining segment with the Western U.S. Mining segment to reflect the manner in which our chief operating decision maker now views our businesses for purposes of reviewing performance, allocating resources and assessing future prospects and strategic execution. All periods presented have been recast for comparability.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	Costs incurred from January 1, 2020 forward are included within Other Operating Costs, Net. Costs incurred prior to January 1, 2020 remain within the Seaborne Metallurgical segment.
(4)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019
	(In Millions)
Tons sold	0.3	0.6	0.8	1.0
Depreciation, depletion and amortization and asset retirement obligation expenses	$8.4	$3.5	$14.3	$7.1
Net interest expense	3.2	1.8	5.9	4.0
Income tax (benefit) provision	(2.8)	4.2	(7.0)	5.9
(5)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(6)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.
(7)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(8)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss and related insurance recovery; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2020 and Dec. 31, 2019

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2020	Dec. 31, 2019

Cash and Cash Equivalents	$848.5	$732.2
Accounts Receivable, Net	191.4	329.5
Inventories	301.6	331.5
Other Current Assets	241.2	220.7
Total Current Assets	1,582.7	1,613.9
Property, Plant, Equipment and Mine Development, Net	3,178.4	4,679.1
Operating Lease Right-of-Use Assets	50.7	82.4
Investments and Other Assets	132.1	139.1
Deferred Income Taxes	4.9	28.3
Total Assets	$4,948.8	$6,542.8

Current Portion of Long-Term Debt	$10.9	$18.3
Accounts Payable and Accrued Expenses	788.9	957.0
Total Current Liabilities	799.8	975.3
Long-Term Debt, Less Current Portion	1,597.0	1,292.5
Deferred Income Taxes	28.3	28.8
Asset Retirement Obligations	665.8	654.1
Accrued Postretirement Benefit Costs	583.0	593.4
Operating Lease Liabilities, Less Current Portion	42.0	52.8
Other Noncurrent Liabilities	243.6	273.4
Total Liabilities	3,959.5	3,870.3

Common Stock	1.4	1.4
Additional Paid-in Capital	3,357.2	3,351.1
Treasury Stock	(1,368.9)	(1,367.3)
(Accumulated Deficit) Retained Earnings	(1,076.9)	597.0
Accumulated Other Comprehensive Income	26.5	31.6
Peabody Energy Corporation Stockholders' Equity	939.3	2,613.8
Noncontrolling Interests	50.0	58.7
Total Stockholders' Equity	989.3	2,672.5
Total Liabilities and Stockholders' Equity	$4,948.8	$6,542.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2020 and 2019

(Dollars In Millions)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019
Cash Flows From Operating Activities
Net Cash (Used In) Provided By Continuing Operations	$(31.1)	$197.8	$(32.7)	$398.6
Net Cash Used in Discontinued Operations	(17.3)	(18.4)	(20.4)	(21.6)
Net Cash (Used In) Provided By Operating Activities	(48.4)	179.4	(53.1)	377.0
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(54.5)	(61.0)	(85.8)	(96.8)
Changes in Accrued Expenses Related to Capital Expenditures	(2.9)	4.0	(14.3)	0.2
Insurance Proceeds Attributable to North Goonyella Equipment Losses	—	23.2	—	23.2
Proceeds from Disposal of Assets, Net of Receivables	1.5	4.8	12.0	15.8
Amount Attributable to Acquisition of Shoal Creek Mine	—	—	—	(2.4)
Contributions to Joint Ventures	(95.7)	(101.2)	(192.0)	(219.6)
Distributions from Joint Ventures	89.8	94.6	188.2	205.5
Advances to Related Parties	(16.2)	(3.0)	(23.1)	(4.5)
Cash Receipts from Middlemount Coal Pty Ltd	—	13.6	—	14.7
Other, Net	(0.5)	(0.9)	(0.6)	(0.1)
Net Cash Used In Investing Activities	(78.5)	(25.9)	(115.6)	(64.0)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	300.0	—	300.0	—
Repayments of Long-Term Debt	(2.7)	(9.2)	(9.9)	(17.5)
Payment of Debt Issuance and Other Deferred Financing Costs	—	(0.8)	—	(0.8)
Common Stock Repurchases	—	(57.2)	—	(156.0)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.8)	(10.9)	(1.6)	(12.3)
Dividends Paid	—	(14.9)	—	(229.3)
Distributions to Noncontrolling Interests	(3.4)	(0.1)	(3.5)	(14.4)
Other, Net	(0.2)	0.1	—	—
Net Cash Provided By (Used In) Financing Activities	292.9	(93.0)	285.0	(430.3)
Net Change in Cash, Cash Equivalents and Restricted Cash	166.0	60.5	116.3	(117.3)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	682.5	839.6	732.2	1,017.4
Cash, Cash Equivalents and Restricted Cash at End of Period	$848.5	$900.1	$848.5	$900.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2020 and 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2020	2019	2020	2019

(Loss) Income from Continuing Operations, Net of Income Taxes	$(1,545.3)	$42.9	$(1,674.6)	$176.2
Depreciation, Depletion and Amortization	88.3	165.4	194.3	337.9
Asset Retirement Obligation Expenses	14.1	15.3	31.7	29.1
Restructuring Charges	16.5	0.4	23.0	0.6
Transaction Costs Related to Joint Ventures	12.9	1.6	17.1	1.6
Asset Impairment	1,418.1	—	1,418.1	—
Provision for North Goonyella Equipment Loss	—	—	—	24.7
North Goonyella Insurance Recovery - Equipment (1)	—	—	—	(91.1)
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.4)	0.3	(1.1)	0.3
Interest Expense	34.3	36.0	67.4	71.8
Interest Income	(2.4)	(7.2)	(5.5)	(15.5)
Unrealized Gains on Economic Hedges	(7.0)	(22.4)	(4.8)	(62.2)
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(2.8)	0.3	(2.9)	0.1
Take-or-Pay Contract-Based Intangible Recognition	(2.7)	(5.6)	(5.3)	(11.2)
Income Tax (Benefit) Provision	(0.2)	3.0	2.8	21.8
Adjusted EBITDA (2)	$23.4	$230.0	$60.2	$484.1

Operating Costs and Expenses	$556.3	$857.8	$1,335.8	$1,806.0
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	2.8	(0.3)	2.9	(0.1)
Take-or-Pay Contract-Based Intangible Recognition	2.7	5.6	5.3	11.2
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	—	—	(33.9)
Net Periodic Benefit Costs, Excluding Service Cost	2.7	4.8	5.5	9.7
Total Reporting Segment Costs (3)	$564.5	$867.9	$1,349.5	$1,792.9

Net Cash (Used In) Provided By Operating Activities	$(48.4)	$179.4	$(53.1)	$377.0
Net Cash Used In Investing Activities	(78.5)	(25.9)	(115.6)	(64.0)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	—	—	2.4
Free Cash Flow (4)	$(126.9)	$153.5	$(168.7)	$315.4

(1)	We recorded a $125.0 million insurance recovery during the six months ended June 30, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the six months ended June 30, 2019.
(2)	Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Adjusted EBITDA to exclude restructuring charges and transaction costs related to joint ventures as management does not view these items as part of our normal operations.
(3)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance. We have retrospectively modified our calculation of Total Reporting Segment Costs to exclude restructuring charges as management does not view this item as part of our normal operations.
(4)	Free Cash Flow is defined as net cash (used in) provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
As of Jun. 30, 2020 and Dec. 31, 2019

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	(Unaudited)
	Jun. 30, 2020	Dec. 31, 2019

Current Portion of Long-Term Debt	$10.9	$18.3
Long-Term Debt, Less Current Portion	1,597.0	1,292.5
Less: Cash and Cash Equivalents	(848.5)	(732.2)
Net Debt (1)	$759.4	$578.6

(1)	Net Debt is defined as current portion of long-term debt plus long-term debt, less current portion less cash and cash equivalents. Net Debt is reviewed by management as an indicator of our overall financial flexibility, capital structure and leverage.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.